Exhibit 99.1

Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES PRICING OF SECURITIES OFFERING

BOSTON, MASSACHUSETTS - March 8, 2023 - American Tower Corporation (NYSE: AMT) (the “Company”) today announced that certain of its indirect subsidiaries priced, in a private transaction, $1.3 billion aggregate principal amount of Secured Tower Revenue Securities, Series 2023-1, Subclass A (the “Series 2023-1A Securities”). Upon issuance, the Series 2023-1A Securities will have a principal balance of $1.3 billion, an interest rate of 5.490% and an expected life of approximately five years, with a final maturity of March 2053. The Company intends to use the net proceeds of this offering to repay existing indebtedness and for general corporate purposes.

To satisfy the applicable risk retention requirements of Regulation RR promulgated under the Securities Exchange Act of 1934, as amended (the “Risk Retention Rules”), an affiliate of the Company intends to purchase $68.5 million aggregate principal amount of Secured Tower Revenue Securities, Series 2023-1, Subclass R (the “Series 2023-1R Securities” and, together with the Series 2023-1A Securities, the “Securities”) to retain an “eligible horizontal residual interest” (as defined in the Risk Retention Rules) in an amount equal to at least 5% of the fair value of the Securities. Upon issuance, the Series 2023-1R Securities will have an interest rate of 5.735% and an expected life of approximately five years, with a final maturity of March 2053.

The Securities will be backed by a loan to two special-purpose subsidiaries of the Company that will be secured primarily by mortgages on their interests in 5,036 communications sites. The transaction is expected to close on March 13, 2023, subject to customary closing conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Securities, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities subject to the proposed offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, to persons that qualify as accredited investors within the meaning of Regulation D under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the Securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 225,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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